COLUMBIA FUNDS SERIES TRUST

Item 77I/77Q1(d) - TERMS OF NEW OR AMENDED SECURITIES:

On June 27, 2016, a Form Type 485(b), Accession No. 0001193125-16-633041, an amendment to the registration statement of Columbia Funds Series Trust, was filed with the SEC. This amendment registered the new class of shares of the Funds listed below, effective July 1, 2016, and describes the characteristics of the new class of shares:

Fund	New Share Class
Columbia Large Cap Growth Fund II	Class Y
Columbia Large Cap Growth Fund III	Class Y
Columbia Large Cap Growth Fund V	Class Y
Columbia Large Cap Index Fund	Class Y
Columbia Mid Cap Index Fund	Class Y
Columbia Select Global Growth Fund	Class Y
Columbia Select Large Cap Equity Fund	Class Y
Columbia Small Cap Index Fund	Class Y